Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Apollo Investment Corporation

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Statement of Assets and Liabilities of Apollo Investment Corporation (the “Company”) as of March 31, 2019 and March 31, 2018, and the related Statement of Operations, Statement of Changes in Net Assets and Statement of Cash Flows each of the three years in the period ended March 31, 2019 and the effectiveness of the Company’s internal control over financial reporting as of March 31, 2019 and in our report dated May 16, 2019, we expressed unqualified opinions thereon. We have also previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Statement of Assets and Liabilities as of March 31, 2017, 2016, 2015, 2014, 2013, 2012, 2011 and 2010, and the related Statement of Operations, Statement of Changes in Net Assets and Statement of Cash Flows for the years ended March 31, 2017, 2016, 2015, 2014, 2013, 2012, 2011 and 2010 (none of which are presented herein), and we expressed unqualified opinions on those financial statements. In our opinion, the information set forth in the senior securities table of Apollo Investment Corporation for each of the ten years in the period ended March 31, 2019, 2018, 2017, 2016, 2015, 2014, 2013, 2012, 2011 and 2010 appearing within the “Description of our Debt Securities” section on pages 47-50 in this Form N-2, is fairly stated, in all material respects, in relation to the financial statements from which it has been derived.

/s/PricewaterhouseCoopers LLP

New York, New York
February 26, 2020

1